Exhibit 99(a)(4)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
GUGGENHEIM CREDIT INCOME FUND 2018 T

This Certificate of Amendment of Guggenheim Credit Income Fund 2018 T (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned trustees to amend the certificate of statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").
1.Name. The name of the statutory trust amended hereby is Guggenheim Credit Income Fund 2018 T.
2.    Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Guggenheim Credit Income Fund 2021.
3.    Effective Date. This Certificate of Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned trustees the Trust have executed this Certificate of Trust in accordance with Section 3811 of the Act.

By:    /s/ Matthew Bloom
Name:     Matthew S. Bloom
Matthew S. Bloom, not in his individual capacity but solely as Trustee

Wilmington Trust, National Association, not in its individual capacity but solely as Trustee

By: /s/ Patrick J. Donahue
Name: Patrick J. Donahue
Title: Vice President